FOR  :    DATRON SYSTEMS INCORPORATED
               CONTACT:  William L. Stephan
                         Chief Financial Officer
                         (760) 734-5454
                         www.dtsi.com


   DATRON SYSTEMS INCORPORATED ADOPTS STOCKHOLDER RIGHTS PLAN
                      AND BYLAW AMENDMENTS

VISTA, CA -- August 30, 2000. The Board of Directors of Datron Systems Incorporated (Nasdaq: DTSI) has adopted a new Stockholder Rights Plan to replace its existing rights plan, which expires on September 5, 2000. The new plan will go into effect simultaneously with the expiration of the existing plan. Like the existing plan, the new rights plan will assist Datron's stockholders in realizing fair value and equal treatment in the event of any attempted takeover of the Company and protect the Company and its stockholders against coercive takeover tactics.

The Company noted that its new Stockholder Rights Plan reflects modern developments in stockholder rights plans though remains similar to its prior plan and to those adopted by many other companies.

Under the Stockholder Rights Plan, a dividend of one Share
Purchase Right is being declared for each share of Common Stock outstanding at the close of business on September 11, 2000. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.

The Rights generally will not be exercisable until a person or group acquires securities representing 15% or more of the aggregate voting power of the Company's stock without advance approval by the Board of Directors or announces a tender offer which could result in a person or group owning securities representing 15% or more of the aggregate voting power of the Company's stock.

In the event a third party or group were to acquire securities representing 15% or more of the aggregate voting power of the Company's stock without the prior approval of the Board of Directors, each Right will entitle the holder, other than the acquirer, to buy Common Stock with a market value of twice the exercise price (initially $75.00, subject to adjustment), for the Right's then current exercise price.

In addition, if the Company were to be acquired in a merger or other transaction where the stockholders of the Company were not treated equally, stockholders with unexercised Rights could purchase common stock of the acquirer with a value of twice the exercise price of the Rights.

The Company's Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The Rights will expire on September 5, 2010.

Separately, in order to allow the Board of Directors to respond in a considered and deliberative manner to stockholder nominations to the board and other stockholder proposals to be submitted at annual or other meetings of stockholders, the board adopted an advance notice bylaw. The advance notice bylaw provides that nominations or other matters for consideration at annual stockholders meetings must generally be received by the Company not less than 45 days nor more than 75 days prior to the first anniversary of the date the Company mailed its proxy materials for the preceding year's meeting and must contain detailed disclosure of material interests of the proposing party and other information. The board also adopted bylaw amendments relating to the record date for action by consent and the calling of special meetings of stockholders to be called by the Board.

Datron Systems provides products and services addressing the needs of emerging satellite and radio communication markets.

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